    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 4, 2003

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                              KINDER MORGAN, INC.
             (Exact name of registrant as specified in its charter)

                        KANSAS                                               48-0290000
   (State or other jurisdiction of incorporation or
                    organization)                               (I.R.S. Employer Identification No.)
                                                                         JOSEPH LISTENGART
             ONE ALLEN CENTER, SUITE 1000                           ONE ALLEN CENTER, SUITE 1000
                  500 DALLAS STREET                                      500 DALLAS STREET
                 HOUSTON, TEXAS 77002                                   HOUSTON, TEXAS 77002
                    (713) 369-9000                                         (713) 369-9000
 (Address, including zip code, and telephone number,    (Address, including zip code, and telephone number,
                      including                                              including
    area code, of registrant's principal executive        area code, of registrant's agent for service of
                       offices)                                               process)

                             ---------------------
                                    Copy to:

                                 GARY W. ORLOFF
                         BRACEWELL & PATTERSON, L.L.P.
                     SOUTH TOWER PENNZOIL PLACE, SUITE 2900
                              711 LOUISIANA STREET
                           HOUSTON, TEXAS 77002-2781
                             PHONE: (713) 221-1306
                              FAX: (713) 221-2166
                             ---------------------
    Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If the delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------------
                                                                                     PROPOSED MAXIMUM
              TITLE OF EACH CLASS OF                        AMOUNT TO BE                AGGREGATE               AMOUNT OF
            SECURITIES TO BE REGISTERED                      REGISTERED               OFFERING PRICE         REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------------
  Common Stock.....................................
                                                         $2,000,000,000(1)          $2,000,000,000(2)            $184,000
  Debt Securities..................................
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

(1) In no event will the aggregate initial offering price of common stock and debt securities issued under this Registration Statement exceed $2,000,000,000.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
                             ---------------------
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 4, 2003

PROSPECTUS

                                 $2,000,000,000

                           [KINDER MORGAN INC. LOGO]

                                  COMMON STOCK

                                DEBT SECURITIES

     This prospectus provides you with a general description of the securities we may offer. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any supplement carefully before you invest.

     Our common stock is traded on the New York Stock Exchange under the symbol
"KMI." The last reported sale price of our common stock on           , 2003, as
reported on the NYSE, was $     per share.

     We will provide information in the prospectus supplement for the expected trading market, if any, for the debt securities.
                                ---------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                ---------------

                The date of this prospectus is           , 2003.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Where You Can Find More Information.........................    3
Kinder Morgan, Inc..........................................    4
Use of Proceeds.............................................    4
Consolidated Ratios of Earnings to Fixed Charges............    4
Description of Debt Securities..............................    5
Description of Common Stock.................................   12
Plan of Distribution........................................   19
Validity of the Securities..................................   20
Experts.....................................................   20
Information Regarding Forward-Looking Statements............   21

                             ---------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THE OFFERED SECURITIES. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE RESPECTIVE DATE ON THE FRONT COVER OF THOSE DOCUMENTS. YOU SHOULD NOT ASSUME THAT THE INFORMATION INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE THE RESPECTIVE INFORMATION WAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THOSE DATES.

                      WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of a registration statement on Form S-3 we filed with the SEC under the Securities Act using a shelf registration process. Using this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of proceeds of $2 billion. This prospectus does not contain all of the information set forth in the registration statement, or the exhibits that are a part of the registration statement, parts of which are omitted as permitted by the rules and regulations of the SEC. For further information about us and about the securities to be sold in this offering, please refer to the information below and to the registration statement and the exhibits that are a part of the registration statement.

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. The SEC allows us to incorporate by reference information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information as well as the information included in this prospectus. We incorporate by reference the following documents:

     - Our Annual Report on Form 10-K for the year ended December 31, 2001;

     - Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002;

     - Our Current Reports on Form 8-K filed on June 19, 2002, July 23, 2002 and August 27, 2002;

     - Our Registration Statement on Form 8-A; and

     - All documents filed with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the completion of the sale of securities offered hereby.

     Should you want more information regarding Kinder Morgan Energy Partners, L.P. or Kinder Morgan Management, LLC, please refer to the annual, quarterly and special reports and proxy statements, as applicable, filed with the SEC regarding these entities.

     You may read and copy any document we file with the SEC at the SEC's public reference room located at:

       450 Fifth Street, N.W.
       Washington, D.C. 20549

     Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and its copy charges. Our SEC filings are also available to the public on the SEC's Web site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

     We will provide a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, without charge, by written or oral request directed to us at the following address and telephone number:

       Kinder Morgan, Inc.
        Investor Relations Department
        One Allen Center, Suite 1000
        500 Dallas Street
        Houston, Texas 77002
        (713) 369-9000

                              KINDER MORGAN, INC.

     We are a Kansas corporation incorporated in 1927 with our common stock traded on the NYSE under the symbol "KMI." We are one of the largest energy storage and transportation companies in the United States, operating, either for ourselves or on behalf of Kinder Morgan Energy Partners, L.P., more than 35,000 miles of natural gas and products pipelines. We also have significant retail distribution, electric generation and terminal assets. In addition, we own the general partner of, and a significant limited partner interest in, Kinder Morgan Energy Partners, the largest publicly-traded limited partnership in the pipeline industry in terms of market capitalization and the largest independent refined petroleum products pipeline system in the United States in terms of volumes delivered.

                                USE OF PROCEEDS

     Unless we inform you otherwise in a prospectus supplement, we intend to use the net proceeds from the sale of debt securities or common stock we are offering for general corporate purposes. This may include, among other things, additions to working capital, repayment or refinancing of existing indebtedness or other corporate obligations, financing of capital expenditures and acquisitions, investment in existing and future projects, and repurchases and redemptions of securities. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of other indebtedness.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

     The historical ratios of earnings to fixed charges of us and our consolidated subsidiaries for the periods indicated are as follows:

   NINE MONTHS
      ENDED            YEAR ENDED DECEMBER 31,
  SEPTEMBER 30,    --------------------------------
      2002         2001   2000   1999   1998   1997
-----------------  ----   ----   ----   ----   ----
      3.46         2.58   2.08   1.58   1.62   1.62

In all cases, earnings are determined by adding:

     - income before income taxes, extraordinary items, income or loss from equity investees and minority interest; plus

     - fixed charges, amortization of capitalized interest and distributed income of equity investees; less

     - capitalized interest.

In all cases, fixed charges include:

     - interest, including capitalized interest; plus

     - amortization of debt issuance costs; plus

     - the estimated interest portion of rental expenses.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     The debt securities will be:

     - our direct unsecured general obligations; and

     - either senior debt securities or subordinated debt securities.

     Senior debt securities will be issued under an indenture we call the senior indenture and subordinated debt securities will be issued under an indenture we call the subordinated indenture. Together the senior indenture and the subordinated indenture are called the indentures, and the senior debt securities and the subordinated debt securities are called debt securities.

     We have not restated these agreements in their entirety. We have filed the forms of the indentures as exhibits to the registration statement of which this prospectus is a part. We urge you to read the indentures, because they, and not this description, control your rights as holders of the debt securities. In the summary below, we have included references to section numbers of the applicable indenture so that you can easily locate these provisions. Capitalized terms used in the summary have the meanings specified in the indentures.

     Neither indenture limits the amount of debt securities that we may issue under the indenture from time to time in one or more series. We may in the future issue debt securities under either indenture, in addition to the debt securities offered pursuant to this prospectus. At the date of this prospectus, we had not issued any debt securities under either indenture.

     Neither indenture contains provisions that would afford holders of debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise adversely affect our capital structure or credit rating.

     Neither indenture requires our subsidiaries to guarantee the debt securities. As a result, the holders of debt securities will generally have a junior position to claims of all creditors and preferred stockholders of our subsidiaries.

SPECIFIC TERMS OF EACH SERIES OF DEBT SECURITIES IN THE PROSPECTUS SUPPLEMENT

     A prospectus supplement and any supplemental indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

     - the form and title of the debt securities;

     - whether the debt securities are senior debt securities or subordinated debt securities and the terms of subordination;

     - the total principal amount of the debt securities;

     - the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

     - the currency or currency unit in which the debt securities will be paid, if not U.S. dollars;

     - any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable as well;

     - the place where the principal of, and premium, if any, and interest on any debt securities will be payable;

     - the dates on which the principal of the debt securities will be payable;

     - the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

     - any optional redemption provisions;

     - any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

     - any changes to or additional events of default or covenants;

     - any changes in trustees, paying agents or the security registrar; and

     - any other terms of the debt securities. (Section 301)

     We will maintain in each place specified by us for payment of any series of debt securities an office or agency where debt securities of that series may be presented or surrendered for payment, where debt securities of that series may be surrendered for registration of transfer or exchange and where notices and demands to or upon us in respect of the debt securities of that series and the related indenture may be served. (Section 1002)

     Debt securities may be issued under an indenture as original issue discount securities to be offered and sold at a substantial discount below their principal amount. Material federal income tax, accounting and other considerations applicable to any such original issue discount securities will be described in any related prospectus supplement. "Original issue discount security" means any security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof as a result of the occurrence of an event of default and the continuation thereof. (Section 101)

PROVISIONS ONLY IN THE SENIOR INDENTURE

     The senior debt securities will rank equally in right of payment with all of our other unsecured senior debt. The senior indenture contains provisions that limit our ability to put liens on our principal assets. The subordinated indenture does not contain any similar provisions.

     We have described below some of the provisions in our senior indenture and some of the defined terms used in the senior indenture.

     LIMITATIONS ON LIENS. For purposes of this covenant, the following definitions are applicable:

     "Net Tangible Assets" means the total amount of assets appearing on our consolidated balance sheet less, without duplication:

     - all current liabilities (excluding any thereof which are extendible or renewable by their terms or replaceable or refundable pursuant to enforceable commitments at the option of the obligor thereon without requiring the consent of the obligee to a time more than 12 months after the time as of which the amount thereof is being computed and excluding current maturities of long-term debt and preferred stock);

     - all reserves for depreciation and other asset valuation reserves but excluding reserves for deferred federal income taxes arising from accelerated depreciation or otherwise;

     - all goodwill, trademarks, trade names, patents, unamortized debt discount and expense and other like intangible assets carried as an asset; and

     - all appropriate adjustments on account of minority interests of other Persons holding common stock in any Subsidiary.

     "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Principal Property" means any natural gas pipeline, natural gas distribution system, natural gas gathering system or natural gas storage facility located in the United States, except any such property that in the opinion of the Board of Directors is not of material importance to the business conducted by us and our consolidated Subsidiaries taken as a whole.

     "Principal Subsidiary" means any Subsidiary which owns a Principal
Property.

     "Subsidiary" means, with respect to any Person:

     - any entity of which more than 50% of the total voting power of the equity interests entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees thereof; or

     - any partnership of which more than 50% of the partners' equity interests, considering all partners' equity interests as a single class, is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or combination thereof.

     We shall not, nor shall we permit any Subsidiary to, issue, assume or guarantee any debt for money borrowed, called "Debt" in the senior indenture, if such Debt is secured by a mortgage, pledge, security interest or lien (a "mortgage" or "mortgages") upon any Principal Property of ours or any Principal Subsidiary or upon any shares of stock or indebtedness of any Principal Subsidiary (whether such Principal Property, shares or indebtedness was owned on the date of the initial issuance of any series of senior debt securities or thereafter acquired) without in any such case effectively providing that such series of senior debt securities and any other indebtedness chosen by us shall be secured equally and ratably with (or prior to) such Debt, except that the foregoing restrictions shall not apply to:

     - mortgages on any property acquired, constructed or improved by us or any Principal Subsidiary after the date of the initial issuance of any series of senior debt securities which are created or assumed contemporaneously with, or within 180 days after, such acquisition (or in the case of property constructed or improved, after the completion and commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of any part of the purchase price or cost thereof; provided that if a commitment for such a financing is obtained prior to or within such 180-day period, the applicable mortgage shall be deemed to be included in this clause whether or not such mortgage is created within such 180-day period; and provided further that in the case of such construction or improvement the mortgages shall not apply to any property theretofore owned by us or any Subsidiary other than theretofore unimproved real property;

     - existing mortgages on property acquired (including mortgages on any property acquired from a Person which is consolidated with or merged with or into us or a Subsidiary) and mortgages outstanding at the time any corporation becomes a Subsidiary;

     - mortgages in favor of us or any Principal Subsidiary;

     - mortgages in favor of a domestic or foreign government or governmental body to secure advances or other payments pursuant to any contract or statute or to secure indebtedness incurred to finance all or part of the purchase price or cost of constructing or improving the property subject to such mortgages, including mortgages to secure Debt of the pollution control or industrial revenue bond type; and

     - any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage referred to in any of the foregoing clauses.

     Notwithstanding the foregoing, we and any Subsidiary may, without securing such series of senior debt securities, issue, assume or guarantee secured Debt (which would otherwise be subject to the foregoing restrictions) in an aggregate amount which, together with all other such Debt, does not exceed 10% of the Net Tangible Assets, as shown on a consolidated balance sheet as of a date not more than 90 days prior to the proposed transaction prepared by us in accordance with generally accepted accounting principles. (Section 1005 of the senior indenture)

PROVISIONS ONLY IN THE SUBORDINATED INDENTURE

     SUBORDINATED DEBT SECURITIES SUBORDINATED TO SOME OTHER DEBT. Any subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to some of our other debt to the extent described in a prospectus supplement. (Section 1401 of the subordinated indenture)

PROVISIONS IN BOTH INDENTURES

     CONSOLIDATION, MERGER OR ASSET SALE. Each indenture generally allows us to consolidate or merge with a domestic person, association or entity. They also allow us to sell, lease or transfer our property and assets substantially as an entirety to a domestic person, association or entity. If this happens, the remaining or acquiring person, association or entity must assume all of our responsibilities and liabilities under the indentures including the payment of all amounts due on the debt securities and performance of the covenants in the indentures.

     However, we will only consolidate or merge with or into any other person, association or entity or sell, lease or transfer our assets substantially as an entirety according to the terms and conditions of the indentures, which include the following requirements:

     - the remaining or acquiring person, association or entity is organized under the laws of the United States, any state or the District of Columbia;

     - the remaining or acquiring person, association or entity assumes our obligations under the indentures; and

     - immediately after giving effect to the transaction no Default or Event of Default, as defined below, exists.

     The remaining or acquiring person, association or entity will be substituted for us in the indentures with the same effect as if it had been an original party to the indentures. Thereafter, the successor may exercise our rights and powers under the indentures, in our name or in its own name. If we sell or transfer all or substantially all of our assets, we will be released from all our liabilities and obligations under any indenture and under the debt securities. If we lease all or substantially all of our assets, we will not be released from our obligations under the indentures. (Sections 801 and 802)

     EVENTS OF DEFAULT AND REMEDIES. In the indentures, Event of Default with respect to any series of debt securities means any of the following:

     - failure to pay the principal of or any premium on any debt security of that series when due;

     - failure to pay interest on any debt security of that series for 30 days;

     - failure to perform any other covenant in the indenture, other than a covenant a default in the performance of which has expressly been included in the indenture solely for the benefit of series of debt securities other than that series, that continues for 90 days after being given written notice;

     - our bankruptcy, insolvency or reorganization; or

     - any other Event of Default included in any indenture or supplemental indenture. (Section 501)

     If an Event of Default with respect to a series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of all of the outstanding debt securities of a particular series may declare the principal of all the debt securities of that series to be due and payable. When such declaration is made, such amounts will be immediately due and payable. The holders of a majority in principal amount of the outstanding debt securities of such series may rescind such declaration and its consequences if all existing Events of Default have been cured or waived, other than nonpayment of principal or interest that has become due solely as a result of acceleration. (Section 502)

     Holders of a series of debt securities may not enforce the indenture or the series of debt securities, except as provided in the indenture or a series of debt securities. (Section 507) The trustee may require indemnity satisfactory to it before it enforces the indenture or such series of debt securities. (Section
603) Subject to certain limitations, the holders of a majority in principal amount of the outstanding debt securities of a particular series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power of the trustee. (Section 512) The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if it considers such withholding of notice to be in the best interests of the holders. (Section 602)

     Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under any indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. (Section 601) If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities. (Section 512)

     An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under an indenture. Further, an Event of Default under the debt securities of any series will not necessarily constitute an event of default under our other indebtedness or vice versa.

     MODIFICATION OF INDENTURES. Under each indenture, generally we and the trustee may modify our rights and obligations and the rights of the holders with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of any series affected by the modification, voting as one class. No modification of the principal or interest payment terms, no modification reducing the percentage required for modifications and no modification impairing the right to institute suit for the payment on debt securities of any series when due, is effective against any holder without its consent. (Section 902)

     In addition, we and the trustee may amend the indentures without the consent of any holder of the debt securities to make certain technical changes, such as:

     - curing ambiguities or correcting defects or inconsistencies;

     - evidencing the succession of another person to us, and the assumption by that successor of our obligations under the applicable indenture and the debt securities of any series;

     - providing for a successor trustee;

     - qualifying the indentures under the Trust Indenture Act;

     - complying with the rules and regulations of any securities exchange or automated quotation system on which debt securities of any series may be listed or traded; or

     - adding provisions relating to a particular series of debt securities. (Section 901)

     DISCHARGING OUR OBLIGATIONS. We may choose either to discharge our obligations on the debt securities of any series in a legal defeasance, or to release ourselves from our covenant restrictions on the debt securities of any series in a covenant defeasance. We may do so at any time on the 91st day after we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If we choose the legal defeasance option, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities, replacement of lost, stolen or mutilated debt securities, conversion or exchange of debt securities, sinking fund payments and receipt of principal and interest on the original stated due dates or specified redemption dates. (Section 1302)

     We may discharge our obligations on the debt securities of any series or release ourselves from covenant restrictions only if we meet certain requirements. Among other things, we must deliver an opinion of our legal counsel that the discharge will not result in holders having to recognize taxable income or loss or subject them to different tax treatment. In the case of legal defeasance, this opinion must be based on either an IRS letter ruling or change in federal tax law. We may not have a default on the debt securities discharged on the date of deposit. The discharge may not violate any of our agreements. The discharge may not result in our becoming an investment company in violation of the Investment Company Act of 1940.

     CONCERNING THE TRUSTEE. Wachovia Bank, National Association will initially act as trustee under the senior indenture and the subordinated indenture. The corporate trust office of the trustee is located at 12 East 49th Street, 37th Floor, New York, New York 10017.

     Under provisions of the indentures and the Trust Indenture Act of 1939, as amended, governing trustee conflicts of interest, any uncured Event of Default with respect to any series of senior debt securities will force the trustee to resign as trustee under either the subordinated indenture or the senior indenture. Also, any uncured Event of Default with respect to any series of subordinated debt securities will force the trustee to resign as trustee under either the senior indenture or the subordinated indenture. Any resignation will require the appointment of a successor trustee under the applicable indenture in accordance with its terms and conditions.

     The trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the trustee with respect to the debt securities of such series. (Section 610)

     Each indenture contains certain limitations on the right of the trustee thereunder, in the event that it becomes our creditor, to obtain payment of claims in some cases, or to realize on property received in respect of any such claim, as security or otherwise. (Section 613)

     The trustee is required to submit an annual report to the holders of the debt securities regarding, among other things, the trustee's eligibility to serve, the priority of the trustee's claims regarding certain advances made by it, and any action taken by the trustee materially affecting the debt securities.

     Each indenture provides that, in addition to other certificates or opinions that may be specifically required by other provisions of an indenture, every application by us for action by the trustee shall be accompanied by a certificate of our officers and an opinion of counsel, who may be our counsel, stating that, in the opinion of the signers, we have complied with all conditions precedent to the action. (Section 102)

     GOVERNING LAW. The indentures are and the debt securities will be governed by the laws of the State of New York.

     NO PERSONAL LIABILITY OF OFFICERS, DIRECTORS, EMPLOYEES OR
SHAREHOLDERS. Our officers, directors, employees and shareholders will not have any liability for our obligations under the indentures or the debt securities. Each holder of debt securities, by accepting a debt security, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the debt securities.

     FORM, DENOMINATION AND REGISTRATION; BOOK ENTRY ONLY SYSTEM. Unless otherwise indicated in a prospectus supplement, the debt securities of a series will be issued only in fully registered form, without coupons, in denominations of $1,000 or integral multiples thereof. (Section 302) You will not have to pay a service charge to transfer or exchange debt securities of a series, but we may require you to pay for taxes or other governmental charges due upon a transfer or exchange. (Section 305)

     Unless otherwise indicated in a prospectus supplement, each series of debt securities will be deposited with, or on behalf of, The Depository Trust Company or any successor depositary, which we call a depositary, and will be represented by one or more global notes registered in the name of Cede & Co., as nominee of DTC. The interests of beneficial owners in the global notes will be represented through financial institutions acting on their behalf as direct or indirect participants in DTC.

     Ownership of beneficial interests in a global note will be limited to persons, called participants, who have accounts with DTC or persons who hold interests through participants. Ownership of beneficial interests in the global notes will be shown on, and the transfer of these ownership interests will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

     So long as DTC, or its nominee, is the registered owner or holder of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities of that series represented by such global note for all purposes of the indenture, the debt securities of that series and applicable law. In addition, no beneficial owner of an interest in a global note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those under the applicable indenture.

     Payments on debt securities represented by global notes will be made to DTC or its nominee, as the registered owner thereof. Neither we, the trustee, any underwriter nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in global notes, for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any action taken or omitted to be taken by the depositary or any participant.

     We expect that DTC or its nominee will credit participants' accounts on the payable date with payments in respect of a global note in amounts proportionate to their respective beneficial interest in the principal amount of such global note as shown on the records of DTC or its nominee, unless DTC has reason to believe that it will not receive payment on the payable date. We also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in accordance with DTC rules. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in a global note to such persons may be impaired. Because DTC can only act on behalf of participants, who in turn act on behalf of others, such as securities brokers and dealers, banks and trust companies, called indirect participants, the ability of a person having a beneficial interest in a global note to pledge that interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of that interest, may be impaired by the lack of a physical certificate of that interest.

     DTC will take any action permitted to be taken by a holder of debt securities of a series only at the direction of one or more participants to whose account interests in global notes are credited and only in respect of such portion of the aggregate principal amount of the debt securities of a series as to which such participant or participants has or have given such direction.

     If (1) the depositary notifies us that it is unwilling or unable to continue as depositary or if the depositary ceases to be eligible under the applicable indenture and a successor depositary is not appointed by us within 90 days or (2) an event of default with respect to a series of debt securities shall have occurred and be continuing, the respective global notes representing the affected series of debt securities will be exchanged for debt securities in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations. Such definitive debt securities shall be registered in such name or names as the depositary shall instruct the trustee. Such instructions will most likely be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in global notes.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants, including those who may act as underwriters of our debt securities, and by the New York Stock Exchange, Inc., the American Stock Exchange, LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as indirect participants that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in global notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the trustee, any underwriter nor any paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

                          DESCRIPTION OF COMMON STOCK

NUMBER OF SHARES OF COMMON STOCK

     Our articles of incorporation authorize us to issue 150,000,000 shares of common stock, par value $5.00 per share. As of January 15, 2003, there were approximately 129,870,135 shares of our common stock issued and outstanding, and as of that date we held 8,098,968 shares as treasury stock.

WHERE SHARES OF COMMON STOCK ARE TRADED

     Our outstanding common stock is listed on the New York Stock Exchange under the symbol "KMI." Any additional common stock we issue will also be listed on the NYSE.

DIVIDEND, VOTING AND LIQUIDATION RIGHTS

     Subject to provisions of law and the preferences of our Class A preferred stock and Class B preferred stock, the holders of shares of our common stock are entitled to receive dividends at such time and in such amounts as may be determined by our board of directors.

     The holders of shares of our common stock are entitled to one vote for each share on each matter submitted to a vote of our stockholders, and do not have cumulative voting rights in the election of directors.

     In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, after payment or provision for payment of our debts and other liabilities, and the preferential amount to which holders of shares of our Class A preferred stock and Class B preferred stock are entitled, if any of such shares are outstanding, the holders of our common stock are entitled to share ratably in our remaining assets.

     Holders of our common stock have no preemptive, subscription, redemption or conversion rights.

CLASS A PREFERRED STOCK

     Our articles of incorporation authorize our board of directors, without further action by the holders of our common stock, to issue 200,000 shares of Class A preferred stock in one or more series and to fix the powers, preferences and rights thereof. The Class A preferred stock of each series ranks on a parity with the Class A preferred stock of every other series in priority of payment of dividends and in the distribution of assets in the event of our liquidation, dissolution or winding up. All shares of any one series of our Class A preferred stock are identical except as to the dates of issue and the dates from which dividends on shares of the series issued on different dates accumulate (if cumulative). No shares of our Class A preferred stock are issued or outstanding and no series of our Class A preferred stock have been designated.

     PRIORITY. As to the payment of dividends and the distribution of assets on any dissolution, liquidation or winding up, our Class A preferred stock ranks senior to our Class B preferred stock and our common stock.

     DIVIDEND RIGHTS. The holders of shares of our Class A preferred stock are entitled to receive, when and as declared by our board of directors, preferential dividends in cash payable at such rate, from such date, and on such quarterly dividend payment dates and, if cumulative, cumulative from such date or dates, as may be fixed by the provisions of our articles of incorporation or any amendment thereto or by the resolutions of our board of directors. So long as any Class A preferred stock is outstanding, we may not pay or declare any dividends on any stock junior to the Class A preferred stock or, except under limited circumstances, purchase, redeem or otherwise acquire any shares of stock junior to the Class A preferred stock unless:

     - there are no arrearages in dividends on the Class A preferred stock for any past quarterly dividends and dividends in full for the current quarterly dividend period have been paid or declared on all of the Class A preferred stock;

     - we have paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all sinking funds, if any, for the Class A preferred stock of any series; and

     - we are not in default on any of our obligations to redeem any of the Class A preferred stock.

     LIQUIDATION RIGHTS. In the event of our liquidation, dissolution or winding up, the holders of our Class A preferred stock of each series are entitled to receive in full out of our assets the sum of $100.00 for each share of our Class A preferred stock held by them, plus any arrearages in dividends thereon, before any distribution is made to the holders of shares of any stock junior to the Class A preferred stock. If our assets are insufficient to permit the payment of the full preferential amounts payable to the holders of shares of Class A preferred stock of the respective series in the event of a liquidation, dissolution or winding up, then the assets available for distribution to those holders shall be distributed ratably in proportion to the full preferential amounts payable on the respective shares.

     REDEMPTION. We may, at the option of our board of directors, redeem the whole or any part of our Class A preferred stock, or of any series thereof, at any time or from time to time within the period during which such stock is, according to our articles of incorporation or any amendment thereto or the resolutions of our board of directors, redeemable at the option of the board, by paying such redemption price thereof as have been fixed by our articles of incorporation or any amendment thereto or by the resolutions of our board.

     RESTRICTIONS ON CERTAIN ACTIONS. We may not, without the consent given in writing or affirmative vote given in person or by proxy at a meeting held for that purpose by the holders of at least 50% of the shares of our Class A preferred stock then outstanding:

     - amend, alter or repeal any of the provisions of our articles of incorporation or bylaws so as to adversely affect the voting powers, rights or preferences of the holders of any shares of our Class A preferred stock;

     - create any other class or classes of stock or any security convertible into, or exchangeable for or evidencing the right to purchase any stock of a class ranking on parity with the Class A preferred stock either as to dividends or upon liquidation;

     - increase the authorized amount of or create any class or classes of stock ranking prior to the Class A preferred stock; or

     - merge or consolidate with or into any other corporation, unless the corporation resulting from such merger or consolidation will have after such merger or consolidation no class of stock ranking prior to the Class A preferred stock and no securities which are convertible or exchangeable into stock ranking prior to the Class A preferred stock (with limited exceptions).

     In addition, we will not, without the consent given in writing or affirmative vote given in person or by proxy at a meeting held for that purpose by the holders of at least 50% of the shares of any series of our Class A preferred stock then outstanding, amend, alter or repeal any of the provisions of our articles of incorporation or any amendment thereto or of the resolutions of our board of directors so as to adversely affect the powers, preferences or rights of the holders of any shares of our Class A preferred stock of such series (unless prior to the effectiveness of the event, provision has been made for the redemption of all shares of such series).

     VOTING RIGHTS. Generally, each holder of shares of our Class A preferred stock has the right to vote upon a share-for-share basis with the holders of shares of our common stock on all matters upon which the holders of shares of our common stock are entitled to vote unless otherwise provided for in our articles of incorporation or in resolutions of our board of directors creating such series.

CLASS B PREFERRED STOCK

     Our articles of incorporation authorize our board of directors to issue 2,000,000 shares of Class B preferred stock in one or more series and to fix the powers, preferences and rights thereof. The Class B preferred stock of each series ranks on a parity with the Class B preferred stock of every other series in priority of payment of dividends and in the distribution of assets in the event of our liquidation, dissolution or winding up. All shares of any one series of our Class B preferred stock are identical except as to the dates of issue and the dates from which dividends on shares of the series issued on different dates accumulate (if cumulative). Our board of directors has designated 150,000 shares of our Class B preferred stock as Class B Junior Participating Series Preferred Stock. For a description of the rights to acquire Class B Junior Participating Series Preferred Stock that are attached to shares of our common stock see "-- Rights Agreement." As of the date of this prospectus, no shares of our Class B preferred stock, including the Class B Junior Participating Series Preferred Stock, are issued or outstanding.

     PRIORITY. As to the payment of dividends and the distribution of assets on any dissolution, liquidation or winding up, our Class B preferred stock ranks senior to our common stock and junior to our Class A preferred stock.

     DIVIDEND RIGHTS. The holders of shares of our Class B preferred stock are entitled to receive, when and as declared by our board of directors and subject to the rights of the holders of our Class A preferred stock, preferential dividends in cash payable at such rate, from such date, and on such quarterly dividend payment dates and, if cumulative, cumulative from such date or dates, as may be fixed by the provisions of our articles of incorporation or any amendment thereto or by the resolutions of our board of directors. Subject to the rights of the holders of our Class A preferred stock, if Class B Junior Participating Series Preferred Stock is issued, its holders would be entitled to receive quarterly dividends payable on the first day of January, April, July and October in each year in an amount per share equal to the greater of (a) $10.00 in cash or (b) subject to specified adjustments, 1,000 times the aggregate per share amount (payable in cash) of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of our common stock, declared on the common stock since the immediately preceding quarterly dividend payment date.

     So long as any Class B preferred stock is outstanding, we may not pay or declare any dividends on any stock junior to the Class B preferred stock or, except under limited circumstances, purchase, redeem or otherwise acquire any shares of stock junior to the Class B preferred stock unless:

     - there are no arrearages in dividends on the Class B preferred stock for any past quarterly dividends and dividends in full for the current quarterly dividend period have been paid or declared on all of the Class B preferred stock;

     - we have paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all sinking funds, if any, for the Class B preferred stock of any series; and

     - we are not in default on any of our obligations to redeem any of the Class B preferred stock.

     LIQUIDATION RIGHTS. In the event of our liquidation, dissolution or winding up, the holders of our Class B preferred stock of each series are entitled to receive, subject to the rights of the holders of shares of our Class A preferred stock, the full preferential amount fixed by our articles of incorporation or any amendment thereto, or by the resolutions of our board of directors, including any arrearages in dividends thereof, before any distribution is made to the holders of shares of any stock junior to the Class B preferred stock. In the event of any liquidation, dissolution or winding up, if Class B Junior Participating Series Preferred Stock is issued, its holders would be entitled to, subject to the prior rights of the holders of shares of our Class A preferred stock, an amount equal to the greater of (a) $1,000.00 per share or (b) an amount per share equal to 1,000 times the aggregate amount to be distributed per share to holders of our common stock, plus, in either case, an amount equal to accrued and unpaid dividends and distributions thereon. If our assets are insufficient to permit the payment of the full preferential amounts payable to the holders of shares of Class B preferred stock of the respective series in the event of a liquidation, dissolution or winding up, then the assets available for distribution to those holders shall be distributed ratably in proportion to the full preferential amounts payable on the respective shares.

     REDEMPTION. Generally, we may, at the option of our board of directors, redeem the whole or any part of the Class B preferred stock, or of any series thereof, at any time or from time to time within the period during which such stock is, according to our articles of incorporation or any amendment thereto or the resolutions of our board of directors, redeemable at the option of the board, by paying such redemption price thereof as has been fixed by our articles of incorporation or any amendment thereto or by the resolutions of our board. We may not, however, redeem any shares of our Class B Junior Participating Series Preferred Stock.

     RESTRICTIONS ON CERTAIN ACTIONS. We will not, without the consent given in writing or affirmative vote given in person or by proxy at a meeting held for that purpose by the holders of at least 50% of the shares of our Class B preferred stock then outstanding:

     - amend, alter or repeal any of the provisions of our articles of incorporation or bylaws so as to adversely affect the voting powers, rights or preferences of the holders of any shares of our Class B preferred stock;

     - create any other class or classes of stock or any security convertible into, or exchangeable for or evidencing the right to purchase any stock of a class ranking on parity with our Class B preferred stock either as to dividends or upon liquidation;

     - create any class or classes of stock ranking prior to our Class B preferred stock; or

     - merge or consolidate with or into any other corporation, unless the corporation resulting from such merger or consolidation will have after such merger or consolidation no class of stock ranking prior to our Class B preferred stock and no securities which are convertible or exchangeable into stock ranking prior to our Class B preferred stock (with certain exceptions).

     In addition, we will not, without the consent given in writing or affirmative vote given in person or by proxy at a meeting held for that purpose by the holders of at least 50% of the shares of any series of our Class B preferred stock then outstanding, amend, alter or repeal any of the provisions of our articles of incorporation or any amendment thereto or of the resolutions of our board of directors so as to adversely affect the powers, preferences or rights of the holders of any shares of our Class B preferred stock of such series (unless prior to the effectiveness of the event, provision has been made for the redemption of all shares of such series).

     VOTING RIGHTS. Generally, each holder of shares of our Class B preferred stock will have the right to vote upon a share-for-share basis with the holders of shares of our common stock on all matters on which the holders of shares of our common stock are entitled to vote unless otherwise provided for in our articles of incorporation or in resolutions of our board of directors creating such series. The holders of shares of Class B Junior Participating Series Preferred Stock shall specifically be entitled to, subject to adjustment in certain events of a non-payment of dividends, 1,000 votes per share on all matters submitted to a vote of our stockholders.

ANTI-TAKEOVER PROVISIONS

     Our articles of incorporation and bylaws contain provisions that may have the effect of discouraging persons from acquiring large blocks of our capital stock or delaying or preventing a change in control of us. The material provisions which may have such an effect are:

     - classification of our board of directors into three classes with the term of only one class expiring each year;

     - the removal of directors only for cause or by unanimous vote of the remaining members of our board of directors. Our articles provide that a director may be removed for cause if the director has been convicted of a felony or has been adjudged to be liable for negligence or misconduct in his performance of his duty to us, in either case, by a court of competent jurisdiction and such conviction or finding of negligence or misconduct is no longer subject to direct appeal;

     - the limitation of the number of directors to a minimum of nine and a maximum of 15, with the exact number to be determined by our board of directors;

     - increasing the stockholder vote required to amend, repeal or adopt any provision inconsistent with the three preceding provisions to two-thirds of our outstanding common stock;

     - the filling of any vacancy on our board of directors by the remaining directors then in office;

     - the requirement that certain business combinations or transactions involving us and any beneficial owner of more than 5% of our outstanding voting stock be approved by holders of at least two-thirds of our outstanding voting stock, including stock held by such beneficial owner, unless the business combination or transaction is (a) approved by our board of directors before such beneficial owner became a holder of more than 5% of our outstanding voting stock, (b) approved by members of our board who were in office prior to the time such beneficial owner became a holder of more than 5% of our voting stock sufficient to constitute a majority of the directorships or (c) with an entity of which a majority of the outstanding shares of voting stock is owned by us and our subsidiaries;

     - increasing the stockholder vote required to amend, repeal or adopt any provision inconsistent with the preceding provision to two-thirds or more of the then outstanding shares of our voting stock;

     - the requirement that certain business combinations or transactions involving us and any beneficial owner of 10% or more of our outstanding voting stock be approved by holders of at least 80% of our outstanding voting stock, including stock held by such beneficial owner, unless (a) the business combination or transaction is approved by three-fourths of the members of our board of directors then in office who do not beneficially own 10% or more of our voting stock and who are not an affiliate or associate of a person or an officer, director, employee or agent of a person who beneficially owns 10% or more of our voting stock or (b) certain conditions relating generally to the fairness of the price to be received by our stockholders in such business combination or transaction are satisfied;

     - increasing the stockholder vote required to amend, repeal or adopt any provision inconsistent with the preceding provision to 80% or more of our outstanding voting stock unless approved by an affirmative vote of three-fourths of the members of our board of directors then in office who do not beneficially own 10% or more of our voting stock and who are not an affiliate or associate of a person or an officer, director, employee or agent of a person who beneficially owns 10% or more of our voting stock;

     - certain procedural requirements for stockholder nominations to our board of directors;

     - the requirement that special meetings of stockholders may only be called by stockholders owning 51% or more of our outstanding voting stock, a majority of our board of directors, the Chairman of our board or our President;

     - a provision permitting only our board of directors to alter or repeal our bylaws; and

     - authorization for our board of directors to issue our preferred stock and to fix the powers, preferences and rights thereof.

     The Kansas General Corporation Code also prohibits a Kansas corporation from engaging in certain business combinations with an interested stockholder for a period of three years following the date the stockholder became an interested stockholder. The statute defines "interested stockholder," with exceptions, as (a) any person who owns 15% or more of the outstanding voting stock of the corporation; or (b) an affiliate or associate of the corporation who owns 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder. A corporation will not be prohibited from engaging in any business combination with an interested stockholder for a period of three years following the date the stockholder became an interested stockholder if, among other things: (a) prior to the date that the stockholder became an interested stockholder the board of directors approved the transaction which resulted in the stockholder becoming an interested stockholder; (b) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or (c) on or subsequent to such date the business combination is approved by the board and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

RIGHTS AGREEMENT

     On August 17, 1995, our board of directors declared a dividend of one preferred share purchase right with respect to each outstanding share of our common stock. The description and terms of these rights are set forth in a rights agreement, dated as of August 21, 1995, as amended, between us and EquiServe Trust Company, N.A., as successor rights agent, a copy of which is filed with the Securities and Exchange Commission. The rights are designed to assure that all of our stockholders receive fair and equal treatment in the event of any proposed takeover of us and to guard against partial tender offers, open market accumulations and other abusive tactics that may be deployed to gain control of us. The rights will result in substantial dilution of the stock of any person or group, other than Richard D. Kinder, Portcullis Holdings, Inc. and their affiliates and associates, that acquires 20% or more of our stock on terms not approved by our board of directors.

TRANSFER AGENT AND REGISTRAR

     Our transfer agent and registrar for the common stock is EquiServe Trust Company, N.A. It may be contacted at 525 Washington Blvd., Jersey City, New Jersey 07310.

     The transfer agent and registrar may at any time resign, by notice to us, or be removed by us. That resignation or removal would become effective upon the appointment by us of a successor transfer agent and registrar and its acceptance of that appointment. If no successor has been appointed and accepted that appointment within 30 days after notice of that resignation or removal, we are authorized to act as the transfer agent and registrar until a successor is appointed.

                              PLAN OF DISTRIBUTION

     We may sell the common stock or debt securities (1) through agents; (2) through underwriters or dealers; (3) directly to one or more purchasers; or (4) pursuant to delayed delivery contracts or forward contracts.

BY AGENTS

     Common stock and debt securities may be sold through agents designated by us. The agents agree to use their reasonable best efforts to solicit purchases for the period of their appointment.

BY UNDERWRITERS

     If underwriters are used in the sale, the common stock or debt securities of the series offered will be acquired by the underwriters for their own account. The underwriters may resell the common stock or debt securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the common stock or debt securities of the series offered will be subject to certain conditions. The underwriters will be obligated to purchase all the common stock or debt securities of the series offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

DIRECT SALES

     Common stock and debt securities may also be sold directly by us. In this case, no underwriters or agents would be involved. We may use electronic media, including the Internet, to sell offered securities directly.

DELAYED DELIVERY CONTRACTS OR FORWARD CONTRACTS

     If indicated in the prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers to purchase common stock or debt securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts or forward contracts providing for payment or delivery on a specified date in the future at prices determined as described in the prospectus supplement. Such contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

GENERAL INFORMATION

     The debt securities, when first issued, will have no established trading market. Any underwriters or agents to or through whom debt securities are sold for public offering and sale may make a market in such debt securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such debt securities.

     The debt securities of the series offered may or may not be listed on a national securities exchange. No assurances can be given that there will be a market for the debt securities.

     Underwriters, dealers and agents that participate in the distribution of the common stock or debt securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the common stock or debt securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation described in a prospectus supplement.

     We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make with respect to those liabilities.

     Underwriters, dealers and agents or their affiliates may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

                           VALIDITY OF THE SECURITIES

     The validity of the securities being offered hereby will be passed upon for us by Bracewell & Patterson, L.L.P., Houston, Texas.

                                    EXPERTS

     The financial statements of Kinder Morgan, Inc. incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated in this prospectus by reference include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. They use words such as "anticipate," "believe," "intend," "plan," "projection," "forecast," "strategy," "position," "continue," "estimate," "expect," "may," "will," or the negative of those terms or other variations of them or by comparable terminology. In particular, statements, express or implied, concerning future actions, conditions or events, future operating results or the ability to generate sales, income or cash flow or to pay dividends are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors which could cause actual results to differ from those in the forward-looking statements include:

     - price trends and overall demand for natural gas liquids, refined petroleum products, oil, carbon dioxide, natural gas, coal and other bulk materials in the United States;

     - economic activity, weather, alternative energy sources, conservation and technological advances that may affect price trends and demand;

     - changes in our tariff rates or those of Kinder Morgan Energy Partners implemented by the Federal Energy Regulatory Commission or another regulatory agency or, with respect to Kinder Morgan Energy Partners, the California Public Utilities Commission;

     - Kinder Morgan Energy Partners' ability to integrate any acquired operations into its existing operations;

     - Kinder Morgan Energy Partners' ability and our ability to acquire new businesses and assets and to make expansions to our respective facilities;

     - difficulties or delays experienced by railroads, barges, trucks, ships or pipelines in delivering products to Kinder Morgan Energy Partners' bulk terminals;

     - Kinder Morgan Energy Partners' ability and our ability to successfully identify and close acquisitions and make cost-saving changes in operations;

     - shut-downs or cutbacks at major refineries, petrochemical or chemical plants, utilities, military bases or other businesses that use or supply our services;

     - changes in laws or regulations, third party relations and approvals, decisions of courts, regulators and governmental bodies may adversely affect our business or our ability to compete;

     - our ability to offer and sell equity securities and debt securities or obtain debt financing in sufficient amounts to implement that portion of our business plan that contemplates growth through acquisitions of operating businesses and assets and expansions of our facilities;

     - our indebtedness could make us vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantages compared to our competitors that have less debt or have other adverse consequences;

     - interruptions of electric power supply to facilities due to natural disasters, power shortages, strikes, riots, terrorism, war or other causes;

     - acts of sabotage, terrorism or other similar acts causing damage greater than our insurance coverage limits;

     - the condition of the capital markets and equity markets in the United States;

     - the political and economic stability of the oil producing nations of the world;

     - national, international, regional and local economic, competitive and regulatory conditions and developments;

     - the ability to achieve cost savings and revenue growth;

     - rates of inflation;

     - interest rates;

     - the pace of deregulation of retail natural gas and electricity;

     - the timing and extent of changes in commodity prices for oil, natural gas, electricity and certain agricultural products; and

     - the timing and success of business development efforts.

You should not put undue reliance on any forward-looking statements.

     When considering forward-looking statements, please review the risk factors described in our Annual Report on Form 10-K and our other filings with the SEC that are incorporated by reference into this prospectus.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses to be incurred by Kinder Morgan, Inc. in connection with the issuance and distribution of the securities being registered. All amounts except the registration fee are estimated.

Registration Fee............................................  $  184,000
Legal Fees and Expenses.....................................     400,000
Accounting Fees and Expenses................................     300,000
Fees and Expenses of Transfer Agent and Trustee.............     100,000
Listing Fees................................................      33,630
Printing Fees...............................................     125,000
Miscellaneous...............................................      57,370
                                                              ----------
          Total.............................................  $1,200,000
                                                              ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 17-6305 of the Kansas General Corporation Law provides that a Kansas corporation shall have power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit (including an action by or in the right of the corporation to procure a judgment in its favor) or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit by or in the right of the corporation, including attorney fees, and against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, including attorney fees, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. Article Ninth of Kinder Morgan, Inc.'s articles of incorporation requires it to provide substantially the same indemnification of its directors and officers as that authorized by Kansas General Corporation Law.

     Kinder Morgan, Inc. maintains liability insurance policies covering its officers and directors against some liabilities, including certain liabilities under the Securities Act, that may be incurred by them.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits

        EXHIBIT
         NUMBER          DESCRIPTION OF EXHIBIT
        -------          ----------------------
           1.1*          -- Form of Underwriting Agreement -- Debt Securities.
           1.2*          -- Form of Underwriting Agreement -- Equity Securities.
           1.3*          -- Underwriting Agreement Standard Provisions, dated as of
                            January 31, 2003.
           4.1*          -- Form of certificate representing the common stock of
                            Kinder Morgan, Inc.
           4.2*          -- Form of Senior Indenture between Kinder Morgan, Inc. and
                            Wachovia Bank, National Association, as Trustee.
           4.3*          -- Form of Senior Note of Kinder Morgan, Inc. (included in the Form of Senior Indenture filed as Exhibit 4.2
                            hereto).
           4.4*          -- Form of Subordinated Indenture between Kinder Morgan,
                            Inc. and Wachovia Bank, National Association, as Trustee.
           4.5*          -- Form of Subordinated Note of Kinder Morgan, Inc.
                            (included in the Form of Subordinated Indenture filed as
                            Exhibit 4.4 hereto).
           5*            -- Opinion of Bracewell & Patterson, L.L.P. as to the
                            legality of the securities being offered.
          12*            -- Calculation of Consolidated Ratios of Earnings to Fixed
                            Charges.
          23.1*          -- Consent of Bracewell & Patterson, L.L.P. (included in
                            their opinion filed as Exhibit 5 hereto).
          23.2*          -- Consent of PricewaterhouseCoopers LLP.
          24*            -- Powers of attorney.
          25.1*          -- Form T-1 Statement of Eligibility related to Senior
                            Indenture under the Trust Indenture Act of Wachovia Bank,
                            National Association.
          25.2*          -- Form T-1 Statement of Eligibility related to Subordinated
                            Indenture under the Trust Indenture Act of Wachovia Bank,
                            National Association.

---------------

* Filed herewith.

     (b) Financial Statement Schedules

     No financial statement schedules are included herein. All other schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions, are inapplicable, or the information is included in the consolidated financial statements, and have therefore been omitted.

     (c) Reports, Opinions, and Appraisals

     The following reports, opinions, and appraisals are included herein.

          None

ITEM 17. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on February 4, 2003.

                                          KINDER MORGAN, INC.

                                          By:    /s/ JOSEPH LISTENGART
                                            ------------------------------------
                                                     Joseph Listengart
                                              Vice President, General Counsel
                                                       and Secretary
                               ------------------

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 or amendment thereto has been signed below by the following persons in the indicated capacities on February 4, 2003:

                    SIGNATURE                                              TITLE
                    ---------                                              -----

            /s/ EDWARD H. AUSTIN, JR.*                                    Director
 ------------------------------------------------
              Edward H. Austin, Jr.

              /s/ CHARLES W. BATTEY*                                      Director
 ------------------------------------------------
                Charles W. Battey

              /s/ STEWART A. BLISS*                                       Director
 ------------------------------------------------
                 Stewart A. Bliss

               /s/ TED A. GARDNER*                                        Director
 ------------------------------------------------
                  Ted A. Gardner

               /s/ WILLIAM J. HYBL*                                       Director
 ------------------------------------------------
                 William J. Hybl

              /s/ RICHARD D. KINDER                    Director, Chairman and Chief Executive Officer
 ------------------------------------------------              (Principal Executive Officer)
                Richard D. Kinder

              /s/ MICHAEL C. MORGAN*                                Director, President
 ------------------------------------------------
                Michael C. Morgan

             /s/ EDWARD RANDALL, III*                                     Director
 ------------------------------------------------
               Edward Randall, III

                /s/ FAYEZ SAROFIM*                                        Director
 ------------------------------------------------
                  Fayez Sarofim

                /s/ C. PARK SHAPER                      Vice President, Chief Financial Officer and
 ------------------------------------------------      Treasurer (Principal Financial and Accounting
                  C. Park Shaper                                          Officer)

               /s/ H.A. TRUE, III*                                        Director
 ------------------------------------------------
                  H.A. True, III


 *By:             /s/ JOSEPH LISTENGART
        ------------------------------------------
                    Joseph Listengart
          Attorney-in-fact for persons indicated

                                 EXHIBIT INDEX

        EXHIBIT
         NUMBER          DESCRIPTION OF EXHIBIT
        -------          ----------------------

           1.1*          -- Form of Underwriting Agreement -- Debt Securities.
           1.2*          -- Form of Underwriting Agreement -- Equity Securities.
           1.3*          -- Underwriting Agreement Standard Provisions, dated as of
                            January 31, 2003.
           4.1*          -- Form of certificate representing the common stock of
                            Kinder Morgan, Inc.
           4.2*          -- Form of Senior Indenture between Kinder Morgan, Inc. and
                            Wachovia Bank, National Association, as Trustee.
           4.3*          -- Form of Senior Note of Kinder Morgan, Inc. (included in the Form of Senior Indenture filed as Exhibit 4.2
                            hereto).
           4.4*          -- Form of Subordinated Indenture between Kinder Morgan,
                            Inc. and Wachovia Bank, National Association, as Trustee.
           4.5*          -- Form of Subordinated Note of Kinder Morgan, Inc.
                            (included in the Form of Subordinated Indenture filed as
                            Exhibit 4.4 hereto).
           5*            -- Opinion of Bracewell & Patterson, L.L.P. as to the
                            legality of the securities being offered.
          12*            -- Calculation of Consolidated Ratios of Earnings to Fixed
                            Charges.
          23.1*          -- Consent of Bracewell & Patterson, L.L.P. (included in
                            their opinion filed as Exhibit 5 hereto).
          23.2*          -- Consent of PricewaterhouseCoopers LLP.
          24*            -- Powers of attorney.
          25.1*          -- Form T-1 Statement of Eligibility related to Senior
                            Indenture under the Trust Indenture Act of Wachovia Bank,
                            National Association.
          25.2*          -- Form T-1 Statement of Eligibility related to Subordinated
                            Indenture under the Trust Indenture Act of Wachovia Bank,
                            National Association.

---------------

* Filed herewith.